Exhibit 99.2
On November 7, 2006, OSI Pharmaceuticals, Inc. (the “Company”) held a webcast conference call regarding its financial results for the quarter ended September 30, 2006 as well as an update on the Company’s business. The following represents a textual representation of certain portions of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company and Michael G. Atieh, Executive Vice President and Chief Financial Officer of the Company.
OPERATOR
[Operator’s Introduction]
DR. COLIN GODDARD
[Colin Goddard’s Introduction]
MIKE ATIEH
Thank you, Colin, and good morning, everyone.
Before I begin, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory development on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statement. I refer you to our SEC filings for a detailed description of the risk factors affecting our business and these forward-looking statements.
[Michael Atieh discusses quarterly information]
DR. COLIN GODDARD
Thanks, Mike.
Obviously while we expected a difficult third quarter for Macugen in the face of a strong Lucentis launch and continued widespread use of Avastin, we’re disappointed in the Macugen number. The ability of the brand to recover will be directly tied to whether or not our induction maintenance strategy can take hold. We continue to believe that the overall safety, frequency of administration and costs will ultimately favor Macugen and allow for meaningful presence in the marketplace. Indeed, some lead indicators like our market research of approximately 150 retinal treaters, which indicate that the message is resonating with docs and the rapid accrual to our level study where we have already enrolled 142 patients suggest that there is considerable interest in induction maintenance.
In addition, we’ve recently witnessed some accounts reordering Macugen after a long hiatus, and we expect the publication shortly of a Hughes paper which will show 43% three-line vision gain at 54 weeks and a 20 patient cohort we would generally induce with a single injection of Avastin and then maintain with Macugen. These developments, along with promising data from Macugen in diabetic retinopathy, lead us to conclude there is still potential for considerable long-term value in the brand and in our overall eye disease franchise.
Nonetheless, as we indicated on our last call, it is evident that Macugen is not going to provide the kind of positive cash flow that was key to our strategy at the time of the acquisition, and we are in the current circumstances obviously constrained in our ability to invest in the Eye Business given our strategic priority in the oncology and diabetes arenas and our intention of delivering credible profitability in 2007.
We have continued to refine our overall business strategy in light of this situation and have reached the conclusion that we need to exit the Eye Business. We are, therefore, committing to an orderly process of seeking maximum value through either licensing, partnering or an outright sale of Macugen and our research assets in the Eye Business area with a goal of identifying the strategic partner or partners with a more appropriate business fit and the ability to exploit the long-term value we continue to believe is inherent in these assets to the benefit of our shareholders and theirs. It is reasonable to expect that a process of this type will take approximately six to nine months to conclude. In the interim, while we continue to work closely with our partners to support the brand commercially, we intend to aggressively manage cost in the R&D and G&A areas and work to sublet our 3 Times Square facility as quickly as possible.
We also continue to be committed to our efforts in the diabetes area where our Prosidion research team has continue to be productive, advancing our serotonin 1A agonist and monogmine reuptake inhibitor or S1RUP anti-obesity program for the IND track stage this quarter with he lead candidate being PSN602. This positive development for the diabetes franchise was tempered somewhat by the failure of our glycogen phosphorylase inhibitor, PSN357, to overcome in Phase IIa trials the tachyphylaxis issues historically associated with this class, and we have, therefore, taken the decision to halt this program.
The approval of Merck’s DP-IV inhibitor, JANUVIA, on October 17th with a strong label and the anticipated upcoming approval of Galvus in this area are important developments for diabetes patients and financially important to OSI. We anticipate average overall royalties from these two agents will be in the 2% range, while the average will be lower during the launch your.
In light of the JANUVIA approval and with no clear side effect issues apparent in the label, we have chosen to delay the internal clinical development of our own DP-IV inhibitor, PSN9301, pending the successful identification of a partner to carry the program forward. This decision reflects in part our assessment that we cannot justify the risk and expense of large Phase IIb/Phase III trials of this project given the failure of Macugen to generate positive cash flows to offset the cost and the already stated strategic priorities of delivering credible profitability in 2007 while focusing the bulk of our R&D spend on Tarceva and our primary oncology business.
In the near-term, we intend to focus our diabetes efforts on establishing a value of our early pipeline with S1RUP and GPR119 in the forefront and taking these projects through to a Phase IIa proof of concept. We expect to be able to validate this concept with our glucokinase activator program, PSN010, which is currently completing early clinical trials. We are signing an out-licensing deal for this over the next several months.
In 2007 we believe that we have the ability to operate our diabetes research efforts with minimal investment after the generation of offsetting license fees and milestones.
Moving on to our primary business in oncology, we have continued to make steady progress in our early R&D efforts behind Tarceva. OSI-930, our kit/VEGF inhibitor continues to progress in Phase I trials, and we are still on track following a pre-IND meeting with the FDA to begin a Phase I trial for our IGF-1R, OSI-906, over the next three months.
Turning to Tarceva. The slight drop in US third-quarter sales versus second-quarter sales appears to reflect some seasonality with a particularly soft July driving the 3Q number. In addition, softness in the market reflected by new patient starts and marketshare penetration during the quarter was also seen for other oral anti-cancer drugs and may reflect some impact on the Part D doughnut hole effect. Nonetheless, competition remains fierce in the second line setting, and it is likely that introduction of Avastin in the first line setting has complicated the overall non-small cell lung cancer marketplace in the near-term at least.
We continue to enroll in our Phase II frontline study looking at patient selection by IHC and FISH, and we anticipate that each year our positive selective groups will likely be the driver for growth in early stage non-small cell lung cancer.
We also continue to see good penetration rates in the pancreatic setting and believe that we can continue to build the brand steadily in the US during 2007. Key data publications, including one year survival from the Avastin/Tarceva Phase II study and the new maximum tolerated dose Phase I study for smokers, which we expect to be at least at the dose where we expect to be at least 300 milligrams per day, will be valuable additions to physicians understanding the broad potential utility and value of Tarceva.

We continue to see our ex-US partner Roche execute a strong European launch, and it is noteworthy that the strong third-quarter sales are still absent price reimbursement in Italy and the UK. Japanese approval is continuing on track. This quarter we also initiated on our recurring patients to RADIANT, our Phase III adjuvant non-small cell lung cancer study and the key SATURN study in first line maintenance is making good progress.
I will now turn back to Mike who will take you through our updated guidance for the 2006 fiscal year, after which I will host the Q&A session
MIKE ATIEH
Thank you, Colin.
The updated guidance I will provide replaces all prior guidance for 2006. Now similar to our third-quarter call from last year, guidance is now being provided at single point estimates.
For Tarceva revenues, our previous guidance was US sales of $410 to $420 million. Colin has already commented on current trends in the US market. Based on these trends, we now estimate US sales of Tarceva will be approximately $410 million. Please note that this reflects our view and not necessarily that of our collaborator, Genentech.
We believe that the conversion factor, which is averaged slightly less than 39% for the first night months of the year, may decline in Q4 based on a planned increase in marketing spending relative to the previous three quarters. However, we believe the full year will still average 38% versus our previous guidance of 37%.
With respect to international sales of Tarceva, our previous guidance was that they would exceed $200 million in 2006. We believe they are now likely to reach $235 million, resulting in $47 million of royalties to OSI. Again, this reflects our view and not necessarily that of our collaborator, Roche.
With respect to expenses, R&D expenses for 2006 will be approximately $170 million as we continue to streamline the cost of our R&D infrastructure. We expect SG&A expenses for 2006 to be approximately $135 million. Our expense guidance for both R&D and SG&A excludes equity-based compensation, severance-related costs and costs related to facility closures. Equity-based compensation is expected to be $20 million for 2006. Severance-related costs and costs from facility closures will be approximately $8 million for 2006.
Finally, in light of our plan to exit the Eye Disease business, we will no longer be providing guidance on Macugen or Macugen-related revenue items. In addition, it is our intention to provide financial guidance in the future which excludes the operating results of the Eye Disease business.
Thank you.
[A question and answer session followed Mr. Atieh’s presentation]